AMENDMENT AGREEMENT NO. 6

This AMENDMENT AGREEMENT NO. 6 (this “Amendment”) is made as of November 24, 2020, by and among BARON SELECT FUNDS, a Delaware statutory trust (the “Trust”), on behalf of its series BARON PARTNERS FUND (the “Fund”; the Trust acting on behalf of the Fund being hereinafter referred to as the “Borrower”), the lending institutions listed on the signature pages hereof (collectively, the “Banks”) and STATE STREET BANK AND TRUST COMPANY, as operations agent for itself and the other Banks (in such capacity, the “Operations Agent”).

WHEREAS, the Borrower, the Banks and the Operations Agent are parties to that certain Second Amended and Restated Credit Agreement dated as of November 5, 2015 (as amended, modified, supplemented and in effect from time to time, the “Credit Agreement”);

WHEREAS, the parties hereto wish to amend the Credit Agreement as more fully set forth herein;

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

§1. Definitions. Capitalized terms which are used herein without definition and which are defined in the Credit Agreement shall have the same meanings herein as in the Credit Agreement.

§2. Amendment to Section 1.01 of the Credit Agreement. Section 1.01 of the Credit Agreement is hereby amended as follows:

(a) the definition of “Aggregate Commitment Amount” contained in Section 1.01 of the Credit Agreement is hereby amended by deleting such definition in its entirety and restating it as follows:

“Aggregate Commitment Amount” means, as of any date, the aggregate of all Commitment Amounts as of such date. On the Sixth Amendment Effective Date, the Aggregate Commitment Amount is $1,000,000,000.

(b) by inserting the following definition in the appropriate alphabetical order:

“Sixth Amendment Effective Date” means November 24, 2020.

§3. Amendment to Section 2.11 to the Credit Agreement. Section 2.11 of the Credit Agreement is hereby amended by deleting the first sentence of Section 2.11(a) in its entirety and restating it as follows: “(a) Provided there exists no Default or Event of Default, upon at least ten (10) Business Days’ prior written notice to the Operations Agent (who shall promptly notify the Banks) as described below, the Borrower may from time to time increase the Aggregate Commitment Amount, provided that (i) any such increase shall be in a minimum amount of $5,000,000, (ii) the Borrower may make a maximum of five (5) such increases and (iii) after giving effect to all such increases, the Aggregate Commitment Amount shall not exceed $1,500,000,000.”

§4. Amendment to Schedule 1 to the Credit Agreement. Schedule 1 to the Credit Agreement is hereby amended by deleting the existing Schedule 1 in its entirety and substituting in place thereof the Schedule 1 attached hereto as Exhibit A.

§5. Representations and Warranties. The Borrower hereby represents and warrants as follows:

(a) Representations and Warranties in Credit Agreement. The representations and warranties of the Borrower contained in the Credit Agreement were true and correct as of the date made and are also true on and as of the date hereof and with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(b) No Default. No Default or Event of Default has occurred and is continuing.

(c) Authority, Etc. The execution and delivery by the Borrower of this Amendment and the Borrower’s performance of this Amendment and the Credit Agreement as amended hereby (as so amended, the “Amended Agreement”) (i) are within the Borrower’s trust powers, (ii) have been duly authorized by all necessary action on the part of the Borrower, (iii) require no authorization or action by or in respect of, or filing with, any governmental body, agency or official or any shareholder or creditor of the Borrower, (iv) do not contravene, or constitute a default under, any provision of (A) any Applicable Law, (B) the Charter Documents of the Borrower, (C) any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower, or (D) the most recent Prospectus and (v) do not result in the creation or imposition of any Lien on any asset of the Borrower (other than Liens in favor of the Operations Agent to secure the Obligations).

(d) Enforceability of Obligations. This Amendment has been duly executed and delivered by the Borrower. Each of this Amendment and the Amended Agreement constitutes the valid and legally binding agreement of the Borrower, in each case enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether enforcement is sought in equity or at law).

§6. Effectiveness. This Amendment shall be effective as of the date first written above upon receipt by the Agent of the following:

(a) this Amendment, duly executed and delivered by each of the Borrower, the Banks and the Operations Agent;

(b) to the extent requested by an Bank increasing its Commitment Amount hereunder, a Note reflecting such Bank’s Commitment Amount;

(c) a form FR U-1 duly executed and delivered by the Borrower for each Bank;

(d) a manually signed certificate from an authorized officer or other representative of the Borrower in form and substance reasonably satisfactory to the Banks and dated the date hereof (i) certifying and attaching copies of the written resolutions of the Board of Trustees of the Borrower, authorizing the transactions contemplated hereby, (ii) certifying that as of the date hereof, no Default or Event of Default has occurred and is continuing and no Default or Event of Default will existing immediately after giving effect to the transactions contemplated hereby, and (iii) certifying that the representations and warranties of the Borrower contained in the Credit Agreement and the other Loan Documents are true on and as of the date hereof with the same force and effect as if made on and as of the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(e) receipt by the Operations Agent of a legal opinion in form and substance satisfactory to the Operations Agent; and

(f) a non-refundable upfront fee, payable in cash to the Operations Agent for the respective accounts of the Banks increasing their Commitment Amounts, of ten (10) basis points on the amount of such Bank’s increase in its Commitment Amount, with such amount to be pro rated for the period from the effective date of this Amendment through the Termination Date.

§7. Ratification of the Borrower. The Borrower ratifies and confirms in all respects all of its obligations to the Operations Agent and the Banks under the Credit Agreement and the other Loan Documents and hereby affirms its absolute and unconditional promise to pay to the Banks and the Operations Agent the Loans made to it and all other amounts due from it under the Credit Agreement as amended hereby. The Credit Agreement and this Amendment shall be read and construed as a single agreement. All references in the Credit Agreement or any related agreement or instrument to the Credit Agreement shall hereafter refer to the Credit Agreement as amended hereby.

§8. Miscellaneous. This Amendment shall be a Loan Document for all purposes under the Credit Agreement. This Amendment shall be governed by and construed in accordance with the laws of the State of New York. Except as specifically amended by this Amendment, the Credit Agreement and all other agreements and instruments executed and delivered in connection with the Credit Agreement shall remain in full force and effect. This Amendment is limited specifically to the matters set forth herein and does not constitute directly or by implication an amendment or waiver of any other provision of the Credit Agreement or any of the other Loan Documents. Nothing contained herein shall constitute a waiver of, impair or otherwise affect any Obligations, any other obligation of the Borrower or any rights of the Agents and the Banks consequent thereon. This Amendment may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Amendment it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date first above written.

BARON SELECT FUNDS, on behalf of itself and its series BARON PARTNERS FUND

By:	/s/ Patrick Patalino
Name: Patrick Patalino
Title: General Counsel

STATE STREET BANK AND TRUST COMPANY, as a Bank and as Operations Agent

By:	/s/ Brian Kociuba
Title:	Vice President

THE BANK OF NOVA SCOTIA, Houston Branch, as a Bank

By:	/s/ Aron Lau
Title:	Director

Schedule 1

Banks	Commitment Amount	Commitment Percentage
State Street Bank and Trust Company	$625,000,000	62.50%

Domestic and LIBOR Lending Offices:

State Street Financial Center

Attn: Global Credit Finance – SFC 03-10

One Lincoln Street

Boston, MA 02111

Attn: Brian Kociuba

Tel: (617) 662-6872

email: bkociuba@statestreet.com

email ais-loanops-csu@statestreet.com

The Bank of Nova Scotia, Houston Branch	$375,000,000	37.50%
Domestic and LIBOR Lending Offices: 711 Louisiana Street, Suite 1400 Houston, Texas 77002

Primary Credit Contact:
Aron Lau, Director The Bank of Nova Scotia 250 Vesey Street, 23rd Floor New York, NY 10281 Tel: (212)225-5952 email: aron.lau@scotiabank.com

Primary Operations Contact:
GWS US Corp Loan Ops The Bank of Nova Scotia Group Mailbox 720 King Street West Toronto, ON M5V 2T3 Tel: (212)225-5705 Fax: (212)225-5709 email: GWSUSCorp LoanOps@scotiabank.com
Total:	$1,000,000,000	100%